UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2019 (September 30, 2019)

ENERGY 11, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-55615	46-3070515
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

120 W 3rd Street, Suite 220 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 882-9192

                               Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Energy 11, L.P. (the “Partnership”) is filing this report in accordance with Items 1.01 and 2.03 of Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement

Effective September 30, 2019, the Partnership and its wholly-owned subsidiary, as the borrowers, entered into an amendment and restatement of its existing revolving credit facility (the “Amended Loan Agreement”) with Simmons Bank, as administrative agent and the lenders party thereto (the “Lender”). The terms of the Amended Loan Agreement are generally similar to the Partnership’s existing revolving credit facility and include the following: (i) a maturity date of September 30, 2022; (ii) subject to certain exceptions, an interest rate, which has not changed from the existing revolving credit facility, equal to the London Inter-Bank Offered Rate (LIBOR) plus a margin ranging from 2.50% to 3.50%, depending upon the Partnership’s borrowing base utilization, as calculated under the terms of the Amended Loan Agreement; (iii) an increase to the Lender commitment (the “Revolver Commitment Amount”) from $20 million to $40 million; (iv) an increase to the borrowing base from $30 million to an initially stipulated $40 million; and (v) an increase to the mortgage and Lender’s first lien position from 80% to 90% of the Partnership’s owned producing oil and natural gas properties. The Revolver Commitment Amount may be increased up to $75 million with Lender approval.

If certain conditions set forth in the Amended Loan Agreement are met, the Partnership will be required to maintain a risk management program to manage the commodity price risk on the Partnership’s future oil and natural gas production. If these conditions are met, the risk management program must cover at least 50% of the Partnership’s projected total production of oil and natural gas for a rolling 18-month period.

Similar to the previous revolving credit facility, the Amended Loan Agreement contains mandatory prepayment requirements, customary affirmative and negative covenants and events of default. Certain of the financial covenants, each as defined in the Amended Loan Agreement, include:

-	A maximum ratio of funded debt to trailing 12-month EBITDAX of 3.50 to 1.00
-	A minimum ratio of current assets to current liabilities of 1.00 to 1.00
-	A minimum ratio of EBITDAX to cash interest expense of 2.50 to 1.00 for trailing 12-month period
-	A limit to Partnership distributions if certain terms and conditions are not met, including being limited to 50% of the previous quarter EBITDAX beginning April 1, 2020.

At closing, the Partnership borrowed $17.0 million under the new revolving credit facility to repay the $16.8 million outstanding balance on the Partnership’s previous revolving credit facility and pay closing costs, including a 0.45% loan origination fee, or $90,000, to the Lender. Subject to availability, the Credit Facility may provide additional liquidity for future capital investments, including the drilling and completion of wells currently being developed and proposed wells by the Partnership’s operators, and other corporate working capital requirements. Under the Credit Facility, the Partnership may make voluntary prepayments in whole or in part at any time without penalty.

The foregoing summary does not purport to be a complete statement of the terms and conditions under the Amended Loan Agreement, and is qualified in its entirety by the full terms and conditions of the Amended Loan Agreement, which will be filed as an exhibit to the Partnership’s Form 10-Q for the quarter ended September 30, 2019.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 4, 2019

ENERGY 11, L.P.

		By:	/s/ David McKenney
David McKenney
Chief Financial Officer of Energy 11 GP, LLC